Exhibit 99.2

Company Contact:

Chuck Rubin

President & Chief Executive Officer

(630) 410-4777

Investors/Media Contacts:

ICR, Inc.

Allison Malkin/Alecia Pulman

(203) 682-8225/(203) 682-8224

ULTA BEAUTY ANNOUNCES CHIEF FINANCIAL OFFICER SUCCESSION PLAN

Gregg R. Bodnar to Continue as CFO through the Transition to a Successor

Bolingbrook, IL – March 8, 2012 – Ulta Beauty [NASDAQ:ULTA], today announced that it is implementing a Chief Financial Officer (“CFO”) succession plan after Gregg R. Bodnar, the Company’s Chief Financial Officer and Assistant Secretary, advised the Company that due to a family health issue he will be required to relocate to Michigan and as such intends to step down from his current position at such time as a suitable successor CFO can be identified. CEO Chuck Rubin and the Company’s Board, with the assistance of an executive search firm, will begin the process of contacting and evaluating successor candidates. In order to facilitate an orderly transition, Mr. Bodnar will remain in his present position pending the appointment of his successor and will assist in the transition of his successor. Mr. Bodnar, 47, joined Ulta as Chief Financial Officer in September 2006.

Chuck Rubin, Ulta’s President and Chief Executive Officer, said “While I regret that Gregg will be leaving the Company later this year, I understand and respect his personal commitment to his family. Gregg has contributed greatly to Ulta including building an excellent team that I am confident will maintain its strong performance. I am pleased that Gregg will continue in his current responsibilities and will assist in the successful hiring and onboarding of a new CFO.”

Mr. Bodnar said, “My decision to leave was made even more difficult given the strength of my relationship with Chuck, the management team and the Board, and the confidence I have in the Company’s strategy. I have enjoyed immensely being a part of the Company’s success and look forward to its continued growth and remaining an investor in Ulta. However, I must attend to a family issue that requires me to relocate. I am confident that we have developed the strategy necessary to achieve a seamless transition. We have a very strong team in place across our organization and I am dedicated to assisting Chuck and the Board to find the very best Chief Financial Officer and will remain in my position to provide an orderly succession.”

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta Beauty provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of January 28, 2012, Ulta operates 449 retail stores across 43 states and also distributes its products through its website: www.ulta.com.